Waycross Independent Trust

Election of Trustees, Ratification and Approval by Initial Shareholder

The undersigned, being the initial shareholder of Waycross Long/Short Equity Fund and Waycross Focused Equity Fund (each, a “Fund”), series of Waycross Independent Trust (the “Trust”), a Delaware statutory trust, hereby adopts the following resolution:

RESOLVED, that the initial shareholder of each Fund hereby ratifies and approves (i) the Investment Advisory Agreement between the Trust and Waycross Partners, LLC; (ii) the Underwriting Agreement among the Trust, Waycross Partners, LLC and Ultimus Fund Distributors, LLC; and (iii) Cohen & Company as the independent registered public accounting firm for the Trust; each as approved at the July 13, 2020 meeting of the Trust’s Board of Trustees; and

FURTHER RESOLVED, that the following individuals be, and they hereby are, elected by the initial shareholder of each Fund as Trustees of the Trust:

William Chandler	Independent Trustee
John Chilton	Independent Trustee
Larry J. Walker	Interested Trustee

Initial Shareholder

Signed:	/s/Benjamin Thomas

By:	Benjamin Thomas, Managing Partner, Waycross Partners, LLC

Date:	July 16, 2020